Exhibit 99.6

Limited Guaranty

LIMITED GUARANTY

This LIMITED GUARANTY, dated as of June 10, 2012 (this “Limited Guaranty”), by Sagard Capital Partners, L.P., a Delaware limited partnership (the “Guarantor”), is in favor of IntegraMed America, Inc., a Delaware corporation (the “Company”). Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among SCP-325 Holding Corp., a Delaware corporation (“Parent”), SCP-325 Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Merger Agreement.

1.           Limited Guaranty. To induce the Company to enter into the Merger Agreement, the Guarantor, intending to be legally bound, hereby guarantees to the Company, on the terms and subject to the conditions set forth herein, the payment by Parent of (a) the Parent Fee and (b) the reimbursement and indemnification obligations owing to the Company under Section 4.14(d) and Section 6.5(d) of the Merger Agreement (the “Guaranteed Obligations”); provided, however, that in no event shall the aggregate liability of the Guarantor under this Limited Guaranty exceed $8,476,812 (the “Cap”), it being understood and agreed that this Limited Guaranty may not be enforced against the Guarantor without giving full effect to the Cap and the provisions of Section 3 and Section 6. The Company hereby agrees that the Guarantor shall in no event be required to pay to any Person or Persons in the aggregate more than the Cap under, or in respect of, or in connection with this Limited Guaranty or the Merger Agreement, and the Guarantor shall have no obligation or liability to any Person under this Limited Guaranty or the Merger Agreement other than as expressly set forth herein. Notwithstanding anything to the contrary contained in this Limited Guaranty, the Company hereby agrees that to the extent Parent is relieved of all or any portion of the Guaranteed Obligations by satisfaction thereof on the terms and subject to the conditions set forth in the Merger Agreement or pursuant to any other agreement with the Company, the Guarantor shall similarly be relieved, to such extent, of its obligations under this Limited Guaranty.

2.           Terms of Limited Guaranty.

(a)           This Limited Guaranty is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guaranty, irrespective of whether any action is brought against Parent or any other Person or whether Parent or any other Person are joined in any such action or actions.

(b)           All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, set-off, defense, claim or counterclaim of any kind; provided, that the Guarantor reserves the right to assert any and all defenses which Parent may have to payment of the Guaranteed Obligations.

(c)           The liabilities of the Guarantor under this Limited Guaranty shall, to the fullest extent permitted by applicable Law, be absolute and unconditional irrespective of:

(i)           (i)           any action or inaction on the part of the Company that is not in violation of the terms of the Merger Agreement, the Financing Commitments, this Limited Guaranty or any other agreement or instrument described therein, including the failure or delay to assert any claim or demand or to enforce any right or remedy to collect the Guaranteed Obligations against Parent or Merger Sub;

(ii)           the value, genuineness, validity, regularity, legality or enforceability of the Merger Agreement, the Financing Commitments or any other agreement or instrument referred to herein, other than by reason of willful breach or fraud by the Company;

(iii)           any change in the time, place, manner or terms of payment of any of the Guaranteed Obligations, any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations;

(iv)           the addition, substitution, discharge or release of any Person interested in the transactions contemplated by the Merger Agreement;

(v)           any change in the corporate existence, structure or ownership of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement;

(vi)           any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, or affecting any of their respective assets;

(vii)           the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent or Merger Sub, the Company or any other Person, whether in connection with any Guaranteed Obligation or otherwise; or

(viii)           the adequacy of any other means the Company may have of obtaining the payment of the Guaranteed Obligations.

(d)           In the event that any payment to the Company in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation, subject to the Cap, as if such payment had not been made.

(e)           The Guarantor waives promptness, diligence, notice of acceptance of this Limited Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligation and all other notices of any kind (except for notices expressly required to be provided to Parent pursuant to and in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other Person interested in the transactions contemplated by the Merger Agreement and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligations that are available to Parent under the Merger Agreement and breach by the Company of this Limited Guaranty). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the consummation of the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.

(f)           Each Guaranteed Obligation shall conclusively be deemed to have been created, contracted or incurred in reliance on this Limited Guaranty.

3.           No Recourse; Sole Remedy. The Company acknowledges and agrees that the sole cash asset of Parent is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent unless and until the Effective Time. The Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with the Merger Agreement, this Limited Guaranty, the Equity Financing Commitment or the transactions contemplated hereby or thereby other than as expressly set forth herein or in the Equity Financing Commitment. The Company acknowledges and agrees that it has no right of recovery against any former, current or future equity holder, controlling Person, director, officer, employee, agent, Affiliate, member, manager, management company, stockholder, financing source, general or limited partner or assignee of the Guarantor, Parent or Merger Sub or any former, current or future equity holder, controlling Person, director, officer, employee, agent, Affiliate, member, manager, management company, stockholder, financing source, general or limited partner or assignee of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (any such Person, a “Non-Recourse Party”), whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of Parent or Merger Sub against the Guarantor or any other Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights (a) against the Guarantor under this Limited Guaranty, (b) under the Equity Financing Commitment, (c) against Parent and Merger Sub under the Merger Agreement and (d) under the Confidentiality Agreement. Recourse against the Guarantor under this Limited Guaranty shall be the sole and exclusive remedy of the Company and all of its Affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, other than any remedies available pursuant to the Merger Agreement, the Equity Financing Commitment or the Confidentiality Agreement. The Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the Equity Financing Commitment or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against the Guarantor or any other Non-Recourse Party, except for (i) claims against Parent and/or Merger Sub under the Merger Agreement, (ii) claims against the Guarantor under this Limited Guaranty in accordance with its terms, (iii) the Company’s limited rights to cause enforcement of the Equity Financing Commitment pursuant to the terms thereof and the conditions in the Merger Agreement or (iv) claims by the Company for breach of the Confidentiality Agreement. Nothing set forth in this Limited Guaranty shall confer or give to any Person other than the Company any rights or remedies against the Guarantor, except as expressly set forth herein. The Company acknowledges that the Guarantor is agreeing to enter into this Limited Guaranty in reliance on the provisions set forth in this Section 3. This Section 3 shall survive termination of this Limited Guaranty.

4.           No Subrogation. The Guarantor hereby unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against Parent or any other Person liable with respect to any of the Guaranteed Obligations that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Limited Guaranty or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations and any other amounts that may be payable under this Limited Guaranty shall have been paid in full, in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full, in immediately available funds, of the Guaranteed Obligations, subject to the Cap, and any other amounts that may be payable under this Limited Guaranty, subject to the Cap, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from the other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and any other amounts that may be payable under this Limited Guaranty.

5.           Representations and Warranties.

(a)           The Guarantor hereby represents and warrants to the Company that:

(i)           The Guarantor has all requisite power and authority and has taken all action necessary in order to execute and deliver this Limited Guaranty and to perform its obligations hereunder. This Limited Guaranty has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii)           No notices, reports or other filings are required to be made by the Guarantor with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Guarantor from, any Governmental Entity in connection with the execution, delivery and performance of this Limited Guaranty by the Guarantor.

(iii)           The execution, delivery and performance of this Limited Guaranty by the Guarantor do not and will not constitute or result in (i) a breach or violation of the organizational documents of the Guarantor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any assets of, the Guarantor pursuant to any agreement, contract, arrangement or understanding to which the Guarantor is a party or by which the Guarantor or any of its properties is bound or (iii) a violation of any Law to which the Guarantor is subject.

(iv)           The Guarantor has, and shall continue to have for so long as this Limited Guaranty remains in effect, available cash and/or unfunded capital commitments in an amount equal to not less than the Cap.

(b)           The Company hereby represents and warrants to the Guarantor that:

(i)           The execution, delivery and performance of this Limited Guaranty by the Company have been duly authorized by all necessary action and do not and will not constitute or result in (A) a breach of the organizational documents of the Company or (B) a violation of any Law to which the Company is subject.

(ii)           Assuming due execution and delivery by the Guarantor, this Limited Guaranty constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.           Continuing Limited Guaranty. This Limited Guaranty may not be revoked or terminated and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations and any other amounts that may be payable under this Limited Guaranty, shall be binding on the Guarantor, its successors and permitted assigns and shall inure to the benefit of, and be enforceable by, the Company and its successors and permitted assigns. Notwithstanding the foregoing, this Limited Guaranty shall terminate and the Guarantor shall have no further obligations under this Limited Guaranty as of the earlier of (a) the Effective Time and (b) the three (3) month anniversary of the termination of the Merger Agreement in accordance with its terms, unless, prior to such three (3) month anniversary, the Company shall have commenced a proceeding to enforce its rights under the Merger Agreement, the Equity Financing Commitment, the Confidentiality Agreement or this Limited Guaranty, and such proceeding has not reached a final, non-appealable resolution as of such three (3) month anniversary, in which case this Limited Guaranty shall terminate upon either (i) the final, non-appealable resolution of such proceeding and payment in full, in immediately available funds, of the Guaranteed Obligations and any other amounts that may be payable under this Limited Guaranty, if applicable, or (ii) a written agreement signed by each of the parties hereto terminating this Limited Guaranty. Upon any termination of this Limited Guaranty, no Person shall have any rights or claims against any of Parent, the Guarantor or their respective Affiliates or Non-Recourse Parties under the Merger Agreement, this Limited Guaranty, the Equity Financing Commitment, in respect of any oral representations made or alleged to be made in connection herewith or therewith or in respect of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise, and none of Parent, the Guarantor or their respective Affiliates or Non-Recourse Parties shall have any further liability or obligation relating to or arising out of the Merger Agreement, this Limited Guaranty, the Equity Financing Commitment, in respect of the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to be made in connection herewith or therewith. In the event that the Company or any of its controlled Affiliates asserts in any proceeding relating to this Limited Guaranty that the provisions of Section 3 are illegal, invalid or unenforceable, in whole or in part, or asserts any theory of liability against the Guarantor or any other Non-Recourse Party with respect to the Merger Agreement or the transactions contemplated thereby, other than liability (w) against Parent or Merger Sub under the Merger Agreement, (x) against the Guarantor under this Limited Guaranty, (y) under the Equity Financing Commitment or (z) under the Confidentiality Agreement, then the obligations of the Guarantor under this Limited Guaranty shall terminate ab initio and be null and void, and, if the Guarantor has previously made any payments under this Limited Guaranty, it shall be entitled to recover such payments from the Company.

7.           Confidentiality. This Limited Guaranty shall be treated as strictly confidential and is being provided to the Company solely in connection with the Merger Agreement and the transactions contemplated thereby. This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Equity Financing Commitment), except with the written consent of the Guarantor; provided, that Parent, Merger Sub and the Company may disclose information relating to this Limited Guaranty to the extent necessary to comply with and prevent violation of applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, this Limited Guaranty may be provided to Representatives of the Company that have been directed to treat this Limited Guaranty as confidential, and the Company shall cause such Representatives to so treat this Limited Guaranty.

8.           Entire Agreement. This Limited Guaranty, the Merger Agreement (including the Exhibits thereto), the Company Disclosure Letter, the Confidentiality Agreement and the Equity Financing Commitment constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties by or among the parties hereto, or any of them, whether written or oral, with respect to the subject matter hereof.

9.           Amendments and Waivers. No amendment or waiver of any provision of this Limited Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Company or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guaranty will operate as a waiver thereof. Subject to the terms of Section 7.11(b) of the Merger Agreement, any and all rights herein expressly conferred upon the Company will be not exclusive of any other right conferred hereby, or by law or equity upon the Company, and the exercise by the Company or any one right will not preclude the exercise of any other right. For the avoidance of doubt, (a) the Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, Parent, Merger Sub or any other Person liable for the Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor hereunder, and the failure by the Company to pursue rights or remedies against Parent, Merger Sub or any such Person shall not relieve the Guarantor of any liability hereunder, and (b) nothing in this Limited Guaranty shall affect or be construed to affect any liability of Parent or Merger Sub to the Company.

10.           Counterparts. This Limited Guaranty may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement. For purposes of this Limited Guaranty, a facsimile or portable document format (pdf) signature will be considered an original signature.

11.           Notices. Any notices and other communications hereunder shall be deemed to have been duly delivered and received (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand or (d) immediately upon facsimile transmission (with a written or electronic confirmation of delivery) if sent during normal business hours of the recipient, or, if not sent during normal business hours of the recipient, then on the next Business Day, in each case to the intended recipient as set forth below:

If to the Guarantor, to it at:

Sagard Capital Partners, L.P.
325 Greenwich Avenue
Greenwich, Connecticut 06830
Attention: Dan Friedberg
Facsimile: (203) 629-6781

with a copy to:

Finn, Dixon & Herling LLP

177 Broad Street
Stamford, Connecticut 06901
Attention: Charles J. Downey III, Esq.
Facsimile: (203) 325-5001

If to the Company, to it at:

IntegraMed America, Inc.
Two Manhattanville Road
Purchase, New York 10577
Attention: Claude E. White, Esq.
Facsimile: (914) 253-8010

with a copy to:

Dorsey & Whitney LLP
51 West 52nd Street
New York, New York 10019-6119
Attention: Steven Khadavi, Esq.
Facsimile: (646) 390-6549

Any party to this Limited Guaranty may give any notice or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly delivered and received unless and until it is actually received by the party for whom it is intended. Any party to this Limited Guaranty may change the address to which notices and other communications hereunder are to be delivered by giving the other party to this Limited Guaranty notice in the manner set forth in this Section 11.

12.           Governing Law. This Limited Guaranty shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.           Consent to Jurisdiction. Each of the parties hereto (a) irrevocably and unconditionally consents and submits itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, County of New Castle, or, only if that court does not have subject matter jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Limited Guaranty or any of the transactions contemplated by this Limited Guaranty, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Limited Guaranty or any of the transactions contemplated by this Limited Guaranty in any other court and (e) waives any objection that it may now or hereafter have to the venue of any action or proceeding arising out of or relating to this Limited Guaranty or any of the transactions contemplated by this Limited Guaranty in any such court or that such action or proceeding was brought in an inconvenient forum, and agrees not to plead or claim the same. Each party hereto irrevocably agrees that any party hereto may make service on the other party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11; provided, that nothing in this Section 13 shall affect the right of any Person to serve legal process in any other manner permitted by Law. The Guarantor shall pay all costs and expenses (including reasonable attorneys’ fees) incurred or paid by the Company in the successful enforcement of this Limited Guaranty.

14.           WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING (WHETHER BASED ON TORT, CONTRACT OR OTHERWISE). EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.           Assignment. Neither this Limited Guaranty nor any of the rights, interests or obligations under this Limited Guaranty may be assigned or delegated in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto, and any such assignment without such prior written consent shall be null and void.

16.           No Third Party Beneficiaries. Except as provided in Section 3 (with respect to which the Non-Recourse Parties shall be third party beneficiaries), this Limited Guaranty is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

17.           Severability. Any term or provision of this Limited Guaranty that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Limited Guaranty shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Limited Guaranty or any provision hereof is illegal, invalid or unenforceable in accordance with its terms.

18.           Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Limited Guaranty and shall not be deemed to limit or otherwise affect the meaning or interpretation of this Limited Guaranty. No summary of this Limited Guaranty by a party hereto shall affect the meaning or interpretation of this Limited Guaranty. When a reference is made in this Limited Guaranty to a Section, such reference shall be to a Section of this Limited Guaranty, unless otherwise indicated. The words “hereof,” “herein,” “hereunder,” hereby” and “herewith” and words of similar import when used in this Limited Guaranty shall, unless otherwise indicated, refer to this Limited Guaranty as a whole and not to any particular provision of this Limited Guaranty. Whenever the words “include,” “includes” or “including” are used in this Limited Guaranty, they shall be deemed to be followed by the words “without limitation,” unless otherwise indicated. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a word or phrase is defined herein, each of its other grammatical forms has a corresponding meaning. A reference to any party to this Limited Guaranty or any other agreement or document shall include such party’s predecessors, successors and permitted assigns. The parties have participated jointly in negotiating and drafting this Limited Guaranty. In the event that an ambiguity or question of intent or interpretation arises, this Limited Guaranty shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Limited Guaranty.

[Signature page follows.]
IN WITNESS WHEREOF, the Guarantor and the Company have caused this Limited Guaranty to be executed by their respective officers thereunto duly authorized as of the date first written above.

                         GUARANTOR:

                         SAGARD CAPITAL PARTNERS, L.P.

                        By:   Sagard Capital Partners GP, Inc., its general partner

                         By: /s/ Dan Friedberg
                         Name:           Dan Friedberg
                         Title:           President

                         COMPANY:

                         INTEGRAMED AMERICA, INC.

                         By: /s/ Jay Higham
                         Name:           Jay Higham
                         Title:           President and Chief Executive Officer